Exhibit 10.2

AMENDMENT AND WAIVER NO. 5, dated as of March    , 2007 (this "Amendment")

BY AND AMONG

(1)	BRANDPARTNERS GROUP, INC., a Delaware corporation ("BPG");

(2)	BRANDPARTNERS RETAIL, INC., a New Hampshire corporation (formerly known as Willey Brothers, Inc.) ("BPR", and together with BPG, each individually a "Company" and collectively, the "Companies"); and

(3)	CORPORATE MEZZANINE II, L.P., a British Virgin Islands limited partnership ("CMII").

WHEREAS, the Companies and CMII are parties to a certain Subordinated Note and Warrant Purchase Agreement dated as of October 22, 2001, as amended by Amendment No. 1 and Waiver dated as of May 14, 2002, Amendment No. 2 and Waiver dated as of August 9, 2002, Amendment No. 3 and Waiver dated as of January 7, 2004 and Amendment No. 4, dated as of May 5, 2005 (the "Original Purchase Agreement" and as amended hereby, the "Purchase Agreement") pursuant to which (i) BPR has issued and sold to CMII a subordinated promissory note (as amended by Amendment No. 1, dated as of January 7, 2004, the "Note") in the original principal amount of $5,000,000 with a final maturity of October 22, 2008, and (ii) BPG has issued and sold to CMII certain warrants for the purchase of an aggregate of 665,000 shares of common stock of BPG (the "Warrants"); and

WHEREAS, the Companies, Grafico Incorporated, a Delaware corporation and wholly owned subsidiary of BPG ("Grafico"), and Banknorth, N.A., a national banking association (the "Banknorth") are parties to a Commercial Loan Agreement, dated as of May 5, 2005 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time as permitted under the Subordination Agreement, the "Senior Credit Agreement"); and

WHEREAS, the Companies, Grafico, CMII and Banknorth are parties to a Subordination and Intercreditor Agreement, dated as of May 5, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted thereunder, the "Subordination Agreement"); and

WHEREAS, (i) Section 8.3(b) of the Original Purchase Agreement requires that BPR shall maintain for each period of twelve trailing months ending on the last day of each fiscal quarter, minimum EBITDA of at least $900,000 (the “Original Minimum EBITDA Covenant”), (ii) Section 8.3(c) of the Original Purchase requires that BPR shall not permit Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 2.1:1 (the “Original Interest Coverage Covenant”) and (iii) Section 8.3(d) of the Original Purchase Agreement requires that on the last day of each fiscal quarter, BPR shall not permit Fully Loaded Fixed Charge Coverage Ratio for any such fiscal quarter to be less than 1.15:1 (the “Original Fixed Charge Coverage Covenant”); and

WHEREAS, BPR has not complied with (i) the Original Minimum EBITDA Covenant for the periods of twelve trailing months ended on March 31, 2006 and December 31, 2006, respectively, (ii) the Original Fixed Charge Coverage Covenant for the periods of four consecutive fiscal quarters ended on March 31, 2006 and December 31, 2006, respectively or (iii) the Original Interest Coverage Covenant for the period of four consecutive fiscal quarters ended on December 31, 2006 (the “Subject Events of Default”); and

WHEREAS, the Companies have requested that CMII amend certain provisions of the Original Purchase Agreement;

WHEREAS, the Companies have asked CMII to waive the Subject Events of Default, but only for the specific covenants and time period set forth above; and

WHEREAS, subject to the satisfaction of the conditions set forth in Section 4, CMII is willing to waive the Subject Events of Default, but only for the specific covenants and time periods set forth above and is willing to amend certain provisions of the Original Purchase Agreement, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

(1)  Definitions. Capitalized terms used in this Amendment shall have the meanings given them in the Original Purchase Agreement unless otherwise defined herein.

(2)  Affirmation of Original Purchase Agreement. Each Company acknowledges that each of the Original Purchase Agreement, the Note and each Warrant is a valid and binding obligation of the Companies, in the case of the Original Purchase Agreement, of BPG, in the case of the Warrant, and of BPR, in the case of the Note, enforceable against the Companies, BPG or BPR, as the case may be, in accordance with their respective terms.

(3)  Amendment. Effective as of the Effective Date (as hereinafter defined) and subject to the conditions to effectiveness set forth in Section 4 hereof, the Original Purchase Agreement is hereby amended as follows:

(a)	Section 8.3 of the Original Purchase Agreement is amended and restated in its entirety as follows:

“8.3 Financial Covenants

Until the payment in full by BPR of all principal of and interest on the Notes and of all other amounts owing at the time of payment of such principal and interest to CMII under this Agreement, including, without limitation, all expenses and amount due at such time in respect of indemnity obligations under Section 7, BPR covenants and agrees that:

(a)	Maximum Total Debt to EBITDA

BPR shall maintain a ratio of Total Debt to EBITDA of not more than 3.6:1.0 for each period of four consecutive fiscal quarters ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending on March 31, 2007.

(b)	Minimum EBITDA

BPR shall not permit EBITDA for any fiscal quarter ending on or after March 31, 2007 to be less than $650,000.

(c)	Omitted.

(d)	Minimum Fully Loaded Fixed Charge Coverage Ratio

BPR shall not permit the Fully Loaded Fixed Charge Coverage Ratio (i) for the period of four consecutive fiscal quarters ending on March 31, 2007 or for the period of four consecutive fiscal quarters on June 30, 2007, to be less than 1.0:1.0 or (ii) for any period of four consecutive fiscal quarters ending after June 30, 2007, to be less than 1.1:1.0.

For the purposes of calculating compliance with the covenants set forth in Section 8.3(a) and Section 8.3(d), for the periods of four consecutive fiscal quarters ending on March 31, 2007, June 30, 2007 and September 30, 2007, respectively, EBITDA shall be deemed to be the actual EBITDA for the periods of one, two and three fiscal quarters ending on such dates, multiplied by 4, 2 and 4/3, respectively.

(4)
Conditions. The waivers and amendments contained in Section 3 hereof shall become effective upon the satisfaction in full of the following conditions on the date (the “Effective Date”), on or prior to March 31, 2007, on which:

(a)	CMII shall have executed and delivered a counterpart of this Amendment and CMII shall have received a counterpart of this Amendment executed and delivered by each Company;

(b)
CMII shall have received a fully executed counterpart of a letter agreement executed by the Bank and the Companies, substantially in the form of Exhibit 1, and all conditions to the effectiveness of such letter agreement shall have been satisfied; and

(c)
pursuant to Section 3.2 of the Subordination Agreement, the Bank shall have consented in writing to the amendments contained in Section 3 hereof and CMII shall have received a counterpart of such consent.

(5)
Reimbursement of Expenses. BPR will pay all out-of-pocket expenses, costs and charges incurred by CMII (including reasonable fees and disbursements of counsel) in connection with the preparation and implementation of this Amendment, and all documents executed in connection herewith.

(6)
Original Purchase Agreement and Note to Remain in Force. Except as specifically provided herein, the Original Purchase Agreement and the other Transaction Documents shall remain in full force and effect and are in all respects hereby ratified and affirmed. From and after the Effective Date, all references in the Purchase Agreement to "this Agreement", "hereof" or "herein" or the like, and all references in the other Transaction Documents to the Purchase Agreement, shall mean and refer to the Original Purchase Agreement as amended and waived hereby.

(8)	Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

(9)	Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

(10)	Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(11)
No Implied Waivers. No failure or delay on the part of CMII in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or under the Purchase Agreement or the Note. No modification or waiver of any provisions of this Amendment shall in any event be effective unless the same shall be in writing and signed by CMII, and then such modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(12)
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York.

(13)
Jurisdiction; WAIVER OF RIGHT TO JURY TRIAL. Each party to this Amendment hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York located in New York City or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AMENDMENT OR THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS TRANSACTION, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.

(14)
Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(15)
Limited Waivers. The waiver of the Subject Events of Default is subject to the satisfaction of the conditions set forth in Section 4, are applicable only to the specific violations and provisions described as “Subject Events of Default” and to no other Events of Default, known or unknown, nor to any other failure of any Company to comply with any term or provisions of any Transaction Document, and the granting by CMII of the waiver of the Subject Events of Default does not imply any agreement to provide any subsequent waiver of any Default or Event of Default.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed all as of the day and year first above written.

BRANDPARTNERS GROUP, INC.

By:

Name: Title:

BRANDPARTNERS RETAIL, INC.

By:

Name: Title:

CORPORATE MEZZANINE II, L.P.

By:

Name: Title: